SETTLEMENT AGREEMENT - POLAND


This Agreement is entered into as of the 16th of June, 2000

By and among BURGER KING CORPORATION, a Florida corporation ("BKC"), INTERNATIONAL FAST FOOD CORPORATION, a Florida corporation ("IFFC"), INTERNATIONAL FAST FOOD POLSKA, SP Z.O.O., a Polish corporation ("IFFP"), and MITCHELL RUBINSON ("Mr. Rubinson").

WHEREAS:

1. By a so-called "Restaurant Development Agreement" entered into as of 14th day of March 1997 by and among BKC and IFFC, BKC granted to IFFC the right to develop Burger King restaurants in Poland upon the terms and conditions therein set out. The said Restaurant Development Agreement was subsequently transferred by IFFC with the consent of BKC to IFFP, which company is accordingly the developer named therein. The said Restaurant Development Agreement, as subsequently modified by agreement between BKC and IFFP is hereinafter referred to as "the Development Agreement."

2. IFFP owns and operates various restaurants in Poland by virtue of franchises granted to it by BKC (the "Franchise Agreements").

3. In February 1999, BKC provided financial support to IFFP by arranging, at the request of IFFP, a credit facility in favor of IFFP granted by Citibank Poland in respect of which BKC provided a guaranty to Citibank Poland.

4. In October 1999, BKC provided further financial support to IFFP by arranging a larger credit facility which was granted by Citibank Poland to IFFP and guaranteed by BKC. The following documentation was entered into between the parties to this agreement, each document bearing as its date the 18th October 1999 or "as of 21 October 1999":

                  Amended and restated Reimbursement Agreement between IFFC, IFFP and BKC.
                  Amended and Restated Agreement for the Transfer of Title to Shares by way of Security between IFFP, IFFC and BKC. Amended and restated Purchase Agreement between Mr. Rubinson, IFFP, IFFC and BKC. Guaranty between Mr. Rubinson and BKC.
                  Security and Pledge Agreement between Mr. Rubinson and BKC. Guarantee of future advances Agreement between IFFC, Mr. Rubinson, IFFP and BKC.
                  Warrant.

         The above agreements will be referred to as "the Financial Agreements of October 1999." In addition to the Financial Agreements of October 1999, on October 18, 1999 and as of October 21, 1999 there were also executed a document amending the Development Agreement, referred to as "Amendment to Restaurant Development Agreement" and a "Deferred Payment Agreement" as well as a "General Release".

5. As of December 30, 1999 IFFP entered into a facility agreement ("the Facility Agreement") with Citibank Poland extending the credit agreement entered into on October 1999, such Facility Agreement being conditional upon BKC providing security satisfaction to Citibank Poland.

6. BKC then agreed with Citibank Poland the form of a guaranty in relation to the Facility Agreement, which BKC executed and provided to Citibank Poland, which guaranty is dated January 14, 2000.

7. IFFC, IFFP, Mr. Rubinson and BKC entered into a so-called Omnibus Amendment Agreement dated January 14, 2000, the effect of which was to restate, inter alia, the Financial Agreements of October 1999 and to apply the same to the Facility Agreement and to the Guaranty provided by BKC to Citibank Poland dated January 14, 2000. The Financial Agreements of October 1999 together with the Omnibus Amendment Agreements are hereinafter together referred to as "the January 2000 Financial Agreements."

8. The sum of eight million United States dollars (US$8,000,000) or its equivalent in Polish currency has been advanced to IFFP, under the Facility Agreement.

9. The Guarantee of Further Advances Agreement sets out the terms and conditions upon which IFFP would be entitled to all upon BKC to provide guarantees for further draw downs under the Facility Agreement. IFFP claims to be entitled to call upon BKC to provide a further guaranty to Citibank Poland in respect of a further tranche of US$5000,000 to be advanced by Citibank Poland to IFFP. BKC claims that the said terms and conditions have not been fulfilled and that BKC is entitled to refuse to provide the further guaranty requested. BKC asserts that in the event that IFFP failed to repay the Citibank loan it would have recourse against IFFP, IFFC and Mitchell Rubinson pursuant to various commitments, guarantees and securities. These issues are hereinafter referred to as "the Dispute". These securities, commitments and guarantees shall be released on the execution and consummation of this agreement.

10. In view of the Dispute, IFFP, IFFC and Mr. Rubinson have put BKC on notice that they intend to commence legal proceedings against BKC.



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


11. It has been resolved to settle the Dispute in the manner hereinafter appearing and simultaneously to confirm that there are no other claims between the parties and to enter into a general release as hereinafter appears.

IT IS HEREBY AGREED AS FOLLOWS:

1.       PAYMENT TO CITIBANK/IFFP DEBT

         1.1 BKC undertakes within three working days of the date of this Agreement to discharge the principal of eight million United States dollars (US$8,000,000) and all interest under the Facility Agreement.

         1.2 As one element of the consideration for the releases given to BKC by IFFC in this Agreement, BKC hereby agrees to transfer to IFFC all such rights (if any) as it may have against IFFP, under subrogation following the discharge of the above debt owed to Citibank. IFFC acknowledges that these rights (if they exist) may be worthless, and that the other consideration given to IFFC for the release is in any event sufficient. IFFC shall as soon as possible and in any event within 120 days from the date of this agreement convert these rights and the related debts into equity in IFFP and notify BKC accordingly. If IFFC fails to convert these rights and the related debt into equity, IFFC shall pay to BKC ninety-five percent (95%) of all sums which it may receive at any time from IFFP in respect thereof refer to Exhibit "1."

2.       SPECIFIC OBLIGATIONS RELEASED

         BKC hereby releases:

         2.1 IFFP, IFFC and Mr. Rubinson from all liability and obligation under the January 2000 Financial Agreements. For the avoidance of doubt, the parties agree that no liabilities or obligations exist from the February transactions.

         2.2 the security and pledge created by the Security and Pledge
         Agreement.

         2.3 the security created by the Amended and Restated Agreement for the Transfer of Title to Shares by way of security.

         2.4 Mr. Rubinson from any and all obligations directly and/or indirectly or as guarantor with respect to any agreements ever entered into with BKC or its Affiliates.

         2.5 IFFC from any and all obligations directly and/or indirectly or as guarantor except obligations under the Franchise Agreements in respect of which they are Principals.



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


3.       FURTHER OBLIGATIONS RELEASED
         ----------------------------

         IFFC, IFFP and Mr. Rubinson hereby jointly and severally release BKC from all liability and obligation under the January 2000 Financial Agreements including but not limited to the Guarantee of Future Advances Agreement.

4.       DISCHARGE OF FINANCIAL AGREEMENTS
         ---------------------------------

         The January 2000 Financial Agreements are accordingly hereby cancelled and discharged.

5.       GENERAL RELEASE OF BKC
         ----------------------

         IFFP, IFFC and Mr. Rubinson hereby jointly and severally, irrevocably and unconditionally, release, acquit and forever discharge BKC and its affiliates, including their shareholders, officers, directors, consultants, agents, predecessors, successors, assigns, employees, representatives, affiliates, and all persons acting by, through, under or in concert with any of them (such persons being collectively referred to herein as "the BKC parties") whether in their individual or professional capacities from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorney's fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, relating to any matter up to and through the date hereof; provided that nothing contained herein shall be deemed to relieve BKC from its obligations under the Development Agreement and/or the Franchise Agreements and/or the Deferred Payment Agreement as the same may be amended from time to time, which may arise after the date hereof.

6.       GENERAL RELEASE OF IFFP AND MR. RUBINSON
         ----------------------------------------

         BKC hereby irrevocably and unconditionally releases, acquits and forever discharges IFFC, IFFP and Mr. Rubinson, including their shareholders, officers, directors, consultants, agents, predecessors, successors, assigns, employees, representatives, affiliates and all persons acting by, through, under or in concert with any of them, whether in their individual or professional capacities from any and all charges, complaints, claims, liabilities, obligations, promises, agreements (including actions, causes of action, suits, rights, demands, cost losses, debts and expenses (including reasonable attorney's fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected relating to any matter up to and through the date hereof provided that nothing contained herein shall be deemed to relieve IFFP as the developer for the purposes of the Development Agreement and as franchisee of BKC from its obligations under the Development Agreement and the Franchise Agreements, and as the same may be amended from time to time, from and after the date hereof, or IFFC and IFFP from their obligations under the Deferred Payment Agreement, as the same may be amended from time to time, from and after the date hereof. For the avoidance of doubt nothing in this Agreement shall relieve IFFP or IFFC from their obligation to pay to BKC all sums which have already been rolled up and deferred and fail to be paid to BKC subsequently in accordance with the provisions of the Deferred Payment Agreement.

7.       INDEMNITIES
         -----------

         In the event that any release given to BKC by any one or more of the other parties to this Agreement is held to be invalid or null or null void is set aside or otherwise deemed to be unenforceable, the party or parties whose releases remain unaffected by such determination shall indemnify BKC and hold BKC indemnified against the consequences thereof. If any release given by BKC in this Agreement to any other party to this Agreement is held to be invalid or null or void or is set aside or otherwise deemed to be unenforceable, BKC shall indemnify that party against the consequences thereof.

8.       PART PAYMENT OF LEGAL COSTS
         ---------------------------

         Unless the same has previously paid, IFFC or Mr. Rubinson shall pay to BKC the sum of US$41,652 in cleared funds within 24 hours of the execution of this Agreement as a contribution to the legal fees and expenses of BKC which IFFC and IFFP have previously undertaken to discharge in full. This agreement shall not come into effect until such funds have been cleared into BKC's bank account.

9.       RESTAURANT CLOSURE
         ------------------

         IFFP shall have the right to effect the closure of franchised Burger King restaurants in Poland subject to the following terms and conditions:

         9.1 The said right shall lapse as regards restaurants which have not been closed within 24 months of the date of this agreement.

         9.2 All losses, costs and expenses resulting directly or indirectly from any such closure shall be borne exclusively by IFFP. IFFP shall have no right of recourse whatsoever against BKC. IFFP shall indemnify and keep BKC indemnified against any claims which may be raised by third parties directly against BKC or indirectly relating to or as a result of such closure.

         9.3 The above said right of Closure shall exist only in relation to any Burger King restaurant which has generated negative cash flows over a three month period taken as a whole prior to the date of such closure. IFFP may request BKC to agree to the closure of other restaurants but BKC may in its absolute discretion either grant or withhold such consent without in any way incurring liability in respect of its response, whether affirmative or negative.


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


         9.4 If as a result of closures IFFP has fewer than eight restaurants, it may close all such restaurants provided that if at the time it forms an intention to close any one or more of the last seven restaurants IFFP has received a bona fide offer from a third party to purchase any one or more of the said restaurants for use as a Burger King restaurant, BKC shall have a right of first refusal in relation to such restaurant upon the terms and conditions set out in clause 15.4.1 of the relevant franchise agreement. If such offer from a third party is to purchase one or more of said restaurants for use other than a Burger King, Burger King shall have right of first refusal upon the terms and conditions set in clause 15.4.1 excepting the terms and conditions requiring a franchisee application to be completed by the purchaser will not be required and if Burger King rejects the offer the franchisee may sell the franchised restaurant or restaurants upon the terms offered to BKC without any further approval of BKC required.

         9.5 Immediately IFFP forms the intention to close a restaurant it shall inform BKC in writing of the location of the restaurant and the proposed timing. Upon dosing the restaurant IFFP shall immediately take all necessary steps to remove all signs and other items bearing the name Burger King or any names or marks used in Burger King restaurants or capable of indicating a connection with BKC or the Burger King brand. If IFFP does not comply with this obligation BKC may cause all matters to be done at the expense of IFFP to ensure that this de-branding is fully effected and may for that purpose have full access to the restaurant through its contracts, servants or agents.

         9.6 Each time IFFP chooses to close a restaurant in accordance with the provisions of this Agreement it shall be deemed, for value, to be repeating the release in favor of BKC contained in Clause 5 hereof.

         9.7 The franchise agreement in respect of each restaurant closed in accordance with the terms of this clause 9 shall be deemed to have been cancelled automatically with effect from the time of such closure. Upon cancellation the terms of a Franchise Agreement shall cease to apply, so that IFFP shall be under no restriction vis-a-vis BKC by virtue of the terms of the cancelled Franchise Agreement.

         9.8 IFFP shall notify BKC within 3 days of each such closure.



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


10.      INVESTMENT PLANS
         ----------------

         Mr. Rubinson has expressed the intention to invest US$500,000 in IFFC in return for an issue of common stock in IFFC. IFFC has expressed the intention to advance up to US$500,000 in IFFP, such advance to be made forthwith and to be used by IFFP for general working capital in IFFP's existing operations. BKC has noted the expression of these intentions. Neither BKC nor any officer, employee or agent or any person connected with BKC has advised IFFC, IFFP or Mr. Rubinson regarding the desirability of so doing, nor has any representation or warranty been made to that effect or in any way regarding the desirability or effects of so doing or upon the likely chances of IFFP surviving if such actions are taken. Any decision taken by Mr. Rubinson, FFC or IFFP shall be their sole decision and has not been influenced in any way by BKC.

11.      CONVERSION OF NOTES AND PREFERRED STOCK
         ---------------------------------------

         Prior to the execution of this Agreement, IFFC represented to BKC that it was its wish to procure the conversion of all 11% notes of IFFC and all Class B preferred stock of IFFC into IFFC common stock. Neither BKC nor any of its officers, employees or agents or any person on BKC's behalf have advised IFFC, IFFP or Mr. Rubinson or any holders of any such notes or preferred stock on any matter whatsoever connected with such proposed conversion or the desirability thereof or on the issue of whether such conversion would be likely to assist the survival of IFFP, or on any other matter. Any decision taken by IFFC or Mr. Rubinson shall be the sole decision of IFFC and Mr. Rubinson and has not been influenced in any way by BKC.

12.      RELIANCE ON REPRESENTATIONS ETC.
         --------------------------------

         In determining to enter into this Agreement, BKC has relied on financial information regarding the business and assets of IFFP provided to it and on the assurances provided to it that the execution of this Agreement by IFFC and IFFP has been duly authorized in accordance with the by-laws of those companies. Subject to these exceptions, no party to this Agreement has relied on any representation or warranty advice, opinion or statement whatsoever made by any other party to this Agreement, or its officers, employees or agents or others on its behalf, except to the extent that such statement is expressly set forth in this Agreement. Each of the parties acknowledges that it or he has received good and valuable and sufficient consideration for each of the releases discharges, undertakings and other agreements on its, or his, part set out in this Agreement. The parties represent and acknowledge that they have been given adequate time in which to consider this Agreement and have been advised to discuss all aspects of this Agreement with their private attorney and that each party has in fact done so, that each party has carefully read and fully understood all the provisions of this Agreement and that each party has voluntarily entered into this Agreement without duress of coercion. Each party represents and acknowledges that there is no basis in equity or otherwise for any part of this Agreement to be set aside. Each party represents and acknowledges that in executing this Agreement they have not relied and do not rely on any representation or statement which is not set forth in this Agreement made by any other party hereto or by any of the agents representatives or attorneys of such party or parties with regard to the subject matter or relating to the basis or effect of this Agreement.


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


13.      RESERVE STATEMENT
         -----------------

         Attached to this Agreement as Schedule A is the text of a Reserve Statement which each of the parties may use in response to inquiries raised by the press or by other persons. No other statement of any description shall be made by any party to this Agreement without mutual agreement of all parties to this Agreement, to any third party except as required by law or the rules of relevant stock exchanges or, in the case of BKC, as may be reasonably necessary to persons and companies within the group of companies of which BKC is a member. BKC shall have the right to view any filing or notice with the SEC or any stock exchange which relate to or refer to the settlement, its existence or terms, prior to such filing or notice being made or given. With these limited exceptions, the existence as well as the terms of the settlement hereby agreed shall be maintained by each party in strict confidence.

14.      NO DEFAMATION
         -------------

         No party to this Agreement shall make any statement or cause any publication to be made which is critical of any of the parties to this Agreement, their Affiliates, officers, servants or agents, or of the Burger King brand or system or imputes blame for the causes of IFFP's lack of success.

15.      SURVIVING AGREEMENTS
         --------------------

         Except to the extent (if any) that they are modified by this Agreement, each of the Franchise Agreements, the Development Agreement and the Deferred Payment Agreement shall remain in full force and effect

16.      MODIFICATION OF DEFERRED PAYMENT AGREEMENT
         ------------------------------------------

         Clause 1 of the Deferred Payment Agreement is hereby modified so that subparagraph 1(ii) shall be deemed deleted and subparagraph 1(i) shall be deemed to read as follows:

         "as to half on May 15 2001 and as to half on January15 2002"

17.      MISCELLANEOUS
         -------------

         Third Party Beneficiaries

         17.1 Wherever in this Agreement releases or indemnities are expressed to be given to parties who or which are not signatories to this Agreement, the same shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.



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


         Further Assurances

         17.2 Each of the parties hereto agrees with the other parties hereto that it will execute and deliver or cause to be executed and delivered, all such other instruments and documents and will take all such other actions as such other parties may reasonably request from time to time to give effect to the provisions and purposes of this Agreement.

         Relationship to earlier general releases

         17.3 For the avoidance of doubt nothing in this Agreement shall be taken to discharge or cancel or supersede or in any way modify any previous release or discharge given by any of the parties hereto to BKC or by BKC to any of the parties hereto.

         Binding on successors, transferees and assigns; assignment

         17.4 This Agreement shall be binding upon the parties hereto and their respective successors, transferees and assigns, Notwithstanding the foregoing none of the parties hereto may assign any of its obligations hereunder without the prior written consent of the other parties hereto; provided that BKC may assign its rights and derogate its duties under this Agreement to one or more of its subsidiaries or affiliates.

         Amendments; waivers

         17.5 No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom by any party hereto, shall in any event be effective unless the same shall be in writing and signed by such party, and then such waiver or consent shad be effected only in the specific instance and for the specific purpose for which it is given.

         No waiver remedies

         17.6 No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any right. The remedies herein provided are cumulative and not exclusive of any remedy provided by law.



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


         Jurisdiction

         17.7 Any claim arising out of this agreement shall be brought in any State or Federal Court located in Miami-Dade County, Florida, United States. For the purposes of any suit, action or proceedings instituted with respect to any such claim, each of the parties hereto irrevocably submits to the jurisdiction of such courts in Miami-Dade County Florida, United States. Each of the parties hereto further irrevocably consents to the service of process out of the said courts by mailing a copy thereof by registered mail, postage prepaid, to such party and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it of any such suit, action or proceeding and (ii) shall be taken and held to be a valid personal service upon and a personal delivery to it. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of such suit, action or proceeding brought in any such court located in Miami-Dade County, Florida, United States, and any claim that any such suit, action or proceeding be brought in such court has been brought in an inconvenient forum. Notwithstanding the foregoing, at the option of BKC, any claims against IFFP hereunder shall be settled by the Arbitration Court at the Polish Chamber of Commerce with its seat in Warsaw, in accordance with its rules, and all such proceedings will be conducted in the English language.

         Governing Law/Severability

         17.8 This Agreement shall be governed by and construed in accordance with the internal laws of the state of Florida, United States without regard to any conflict of law, rule or principle that would give effect to the laws of another jurisdiction.

         Notices

         17.9 All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party addressed to it, at its address or facsimile number set forth on the signature pages below or at such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other parties, or the last known address of the party. Each such notice, request or communication shall be deemed effective when received at the address or facsimile number specified below.

         Counterparts

         17.10 This amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be deemed to be an original and all of such counterparts when taken together shall constitute one and the same agreement.

         Headings

         17.11 In this Agreement headings are for convenience only and have no impact on the interpretation of this Agreement.



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


         Hierarchy

         17.12 In the event of any inconsistency between this Agreement and the terms of the Development Agreement, any Franchise Agreement or any other agreement between BKC and the other parties (or any of them) the terms of this Agreement shall prevail.









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


IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THE AGREEMENT ON THE DATE
INDICATED.




/S/ PHILIP KINNERSLY
--------------------------------------------------------------------------------
BURGER KING CORPORATION
by:
Name:   Philip Kinnersly
Title:  Vice President/General Counsel
        c/o the General Counsel
        Burger King Corporation
        17777 Old Cutler Road, Miami, Florida 33157, USA

and copied to

the General Counsel
Burger King EMA
Charter Place, Vine Street, Uxbridge, Middlesex UB8 1BZ, England



/S/ MITCHELL RUBINSON
--------------------------------------------------------------------------------
INTERNATIONAL FAST FOOD CORPORATION
by:
Name:   Mitchell Rubinson
Title:  Chairman & CEO
        c/o Mitchell Rubinson
        1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139, USA



/S/ MITCHELL RUBINSON
--------------------------------------------------------------------------------
INTERNATIONAL FAST FOOD POLSKA
by:
Name:   Mitchell Rubinson
Title:  Authorized Signature
        c/o 15 Jagiellonska Street, Warsaw, Poland



/S/MITCHELL RUBINSON
--------------------------------------------------------------------------------
MITCHELL RUBINSON
c/o International Fast Food Corporation
1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139, USA

                                   EXHIBIT "1"


To:      International Fast Food Polska Sp.z.o.o.
         (all terms used herein shall have same meaning as in Settlement Agreement - Poland)

         Pursuant to provision of Section 1.2 of Settlement Agreement - Poland entered in on 16 June 2000 we hereby notify IFFP as follows:

         1. On or before 21st June 2000 BKC will repay the principal of eight million United Stales dollars (US 8,000,000) and all interests under Facility Agreement to Citibank (Polska) S.A.

         2. On or before 21st June 2000 BKC will transfer to IFFC all rights and claims BKC may have against IFFP, which result from transaction described in point 1 above.

              The only entity which may require from IFFP the performance of Facility Agreement (including repayment of debt) will accordingly be IFFC.


IFFC                                             BKC


/S/ MITCHELL RUBINSON                            /S/ PHILIP KINNERSLY
---------------------                            --------------------
Chairman & CEO                                   Vice President
                                                 General Counsel

                                  SCHEDULE "A"

                        BURGER KING CORPORATION STATEMENT
                         INTERNATIONAL FAST FOODS POLSKA

                                  June __, 2000


In recognition of the financial issues facing International Fast Foods Polska, the independently owned Burger King franchisee in Poland, Burger King Corporation confirmed that it has prepaid an $8 million loan to Citibank on behalf of International Fast Foods Polska. As agreed with Burger King Corporation International Fast Foods Polska may close several Burger King restaurants in Poland.